Exhibit 99.1

TEXAS UNITED BANCSHARES REPORTS 2004 FOURTH QUARTER

NET INCOME OF $1.4 MILLION, UP 20.2%

Fiscal Year 2004 Net Income Up 15.4%

LA GRANGE, Texas, February 17, 2005 — Texas United Bancshares, Inc. (Nasdaq: TXUI), a growing community banking organization located in central and south central Texas and in areas north and south of the Dallas-Fort Worth metroplex, reported net income for the fourth quarter of 2004 of $1.4 million, an increase of 20.2 percent compared with $1.2 million for the fourth quarter of 2003. Diluted earnings per share for the fourth quarter of 2004 were $0.18 compared with $0.29 for the same period in 2003. Per share results reflect the sale of 2,300,000 shares of common stock through a public offering in August 2004 and the issuance of approximately 1,457,000 shares in connection with the acquisition of GNB Bancshares, Inc. in October 2004. Weighted average diluted shares outstanding for the fourth quarter of 2004 were 7,953,000, an increase of 91.5 percent compared with 4,154,000 weighted average diluted shares outstanding for the same period in 2003.

For the year 2004, Texas United reported net income of $6.1 million, up 15.4 percent compared with $5.2 million reported for 2003. Diluted earnings per share for 2004 were $1.11 compared with $1.26 for 2003, reflecting the shares of common stock issued in connection with the aforementioned public offering and acquisition of GNB Bancshares. Weighted average diluted shares outstanding for 2004 were 5,442,000, a 31.2 percent increase compared with 4,149,000 weighted average shares outstanding for 2003.

Don Stricklin, President and CEO, commented, “2004 was a year of growth and opportunity. We surpassed the $1.0 billion asset mark at year-end 2004, the result of our recent branch and bank acquisitions combined with strong organic loan growth in several lines of business.

“Our reputation as a knowledgeable and responsive commercial lender was enhanced by the addition of four seasoned commercial lenders in 2004, as well as a specialist in SBA loans. Commercial loans, including commercial mortgages, outstanding totaled $266 million at December 31, 2004, an increase of $87 million, or 48.7 percent year-over-year. With the acquisition of Community Home Loan, Inc. last February, the opening of three new mortgage loan offices, and the hiring of 14 experienced mortgage lenders, our mortgage banking business has also become a significant contributor to our revenue stream.

“The GNB Bancshares acquisition signals our entry into areas surrounding the Dallas-Fort Worth metroplex, reflecting our strategy of expansion into bedroom communities of larger metropolitan areas. Our geographic footprint now extends into some of the fastest growing suburban metropolitan markets in Texas. 2004 was a strong growth year for us, but looking forward, we are excited about the opportunities to expand our services through our network of banking locations and talented team of lending professionals.”

Total revenue, comprised of net interest income and non-interest income, was $16.2 million for the fourth quarter of 2004, an increase of 57.0 percent compared with the $10.3 million earned in the prior-year period. Net interest income, before the provision for loan losses, for the fourth quarter of 2004 increased 74.8 percent to $11.6 million compared with $6.6 million for the same period in 2003, primarily as a result of a 72.6 percent increase in average earning assets, partially offset by a five basis point decline in the net interest margin to 4.70 percent. The linked quarter net interest margin was 4.42 percent. Mr. Stricklin noted, “Net interest income trends were favorably impacted by our recent acquisition of GNB; we added quality earning assets and low-cost core deposits that improved our consolidated margin relative to the third quarter of 2004. The increase in interest rates has also had a positive impact on our margin, and we should continue to benefit from a rising interest rate environment going forward.”

Non-interest income for the fourth quarter of 2004 was $4.6 million, an increase of 25.2 percent compared with $3.7 million for the fourth quarter of 2004. The increase primarily reflected a $1.9 million gain on the sale of mortgage loans by Community Home Loan, Inc., partially offset by a $523,000 reduction in mortgage servicing revenue during the quarter.

Total revenue was $51.8 million for the 2004 fiscal year, an increase of 29.3 percent compared with the $40.0 million earned during 2003. Net interest income, before the provision for loan losses, for 2004 increased 28.0 percent to $33.6 million compared with $26.2 million for 2003, primarily reflecting 35.1 percent growth in average earning assets, partially offset by a 25 basis point decline in the net interest margin to 4.56 percent. Non-interest income for 2004 was $18.2 million compared with $13.8 million for 2003, an increase of 31.8 percent. The increase primarily reflects a $7.5 million gain on the sale of mortgage loans by Community Home Loan, Inc., partially offset by a $1.4 million decrease in mortgage servicing revenue during the year and a $1.1 million decrease in gains on the sale of securities.

Non-interest expense for the fourth quarter of 2004 was $13.4 million compared with $8.2 million for the same period in 2003, an increase of 64.7 percent. Employee compensation and benefits, the largest component of non-interest expense, grew 86.0 percent. Mr. Stricklin commented, “Our FTE employee base grew 66.8 percent due to our acquisitions and our commercial and mortgage banking expansion. We anticipate efficiency improvements as loan production grows into the infrastructure we have added.” The efficiency ratio increased to 82.94 percent for the fourth quarter of 2004 compared with 79.09 percent for the same period in 2003.

Non-interest expense for the 2004 fiscal year was $41.1 million compared with $30.0 million for 2003, an increase of 36.9 percent. The increase was primarily due to a 42.6 percent increase in employee compensation and benefits. Texas United’s efficiency ratio increased to 79.49 percent for 2004 compared with 77.33 percent for 2003.

Mr. Stricklin noted that asset quality remained strong and stable throughout 2004. “Despite an 80.5 percent increase in loans outstanding for the year,” he added, “net charge-offs actually decreased by 58 percent. During the fourth quarter, we charged off

$621,000 in problem assets, which resulted in elevated charge-offs levels in that quarter.” Net charge-offs were $964,000 or 0.19 percent of average loans for fiscal year 2004, compared with $2.3 million or 0.61 percent of average loans for fiscal year 2003. Nonperforming assets were 0.33 percent of total assets at December 31, 2004, compared with 0.35 percent at December 31, 2003. The loan loss allowance was 0.96 percent of total loans at December 31, 2004.

Total assets were $1.1 billion at year-end 2004, an increase of $503.7 million, or 79.0 percent, from year-end 2003. Loans rose $309.2 million, or 80.5 percent, during the same time period; of this total, approximately 30 percent represented organic growth. Deposits increased $378.9 million, or 75.6 percent, of which approximately 18 percent represented organic growth. Texas United continues to grow its low-cost deposit base; at year-end 2004, non-interest bearing deposits represented 21.3 percent of total deposits compared with 19.2 percent at year-end 2003.

Shareholders’ equity at December 31, 2004 was $104.8 million, an increase of $66.8 million, or 175.9 percent compared with 38.0 million at December 31, 2003. The increase reflects the issuance of 2,300,000 shares of common stock in the August 2004 public offering, which yielded net proceeds of $36.1 million, as well as the issuance of approximately 1,457,000 shares of common stock in connection with the acquisition of GNB and $6.1 million of 2004 earnings. Texas United’s leverage ratio at December 31, 2004 was 9.34 percent, compared with 5.85 percent at December 31, 2003.

About the Company

Texas United Bancshares, Inc. is a registered financial holding company listed on the Nasdaq National Market under the symbol “TXUI.” Texas United operates through two wholly owned subsidiary banks, State Bank and GNB Financial, n.a. and, offers a complete range of banking services through 20 full service State Bank banking centers located in the greater central and south central Texas area and seven full service GNB Financial banking centers located in Gainesville, Denton and Ennis, Texas. In addition, State Bank has 18 mortgage loan production offices located in Houston, San Antonio and Austin through the Bank and its wholly-owned subsidiary, Community Home Loan, Inc.

Forward-Looking Statements

Except for historical information, certain of the matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets Texas United serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in the interest rate environment which could reduce Texas United’s net interest margin; acquisition integration may be more difficult than anticipated; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in accounting principles, policies or guidelines. All written or oral forward-

looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in Texas United’s reports and registration statements filed with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

SOURCE Texas United Bancshares, Inc.

Tom Adams of Texas United Bancshares, Inc., +1-979-968-7261

TEXAS UNITED BANCSHARES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

(Unaudited)

	Quarterly					Years ended December 31,
	2004 4th Qtr	2004 3rd Qtr	2004 2nd Qtr	2004 1st Qtr	2003 4th Qtr	2004	2003
EARNINGS
Net interest income	$11,571	$8,191	$7,148	$6,664	$6,621	$33,574	$26,223
Provision for loan losses	700	700	300	150	800	1,850	2,900
NonInterest income	4,616	5,008	4,667	3,904	3,687	18,195	13,804
NonInterest expense	13,426	10,289	9,196	8,150	8,153	41,061	29,992
Net income	1,429	1,561	1,495	1,565	1,189	6,050	5,241
Basic earnings per share	0.18	0.30	0.37	0.39	0.30	1.15	1.31
Diluted earnings per share	0.18	0.29	0.36	0.37	0.29	1.11	1.26
Weighted average shares outstanding	7,776	5,249	4,020	4,010	4,000	5,264	3,984
Weighted average diluted shares outstanding	7,953	5,421	4,200	4,193	4,154	5,442	4,149

PERFORMANCE RATIOS
Return on average assets	0.50%	0.76%	0.83%	0.97%	0.75%	0.74%	0.86%
Return on average equity	5.40%	10.35%	15.75%	15.99%	12.86%	9.97%	14.12%
Net interest margin	4.70%	4.42%	4.46%	4.63%	4.75%	4.56%	4.81%
Efficiency ratio	82.94%	77.95%	78.01%	77.69%	79.09%	79.49%	77.33%
Full-time equivalent employees	522	409	377	369	313	522	313

CAPITAL
Average equity to average assets	9.34%	7.39%	5.30%	6.28%	5.85%	7.43%	6.07%
Tier 1 leverage capital ratio	7.08%	9.07%	6.04%	6.46%	6.46%	7.08%	6.46%
Tier 1 risk-based capital ratio	10.40%	13.53%	8.88%	9.61%	9.54%	10.40%	9.54%
Total risk-based capital ratio	11.31%	14.39%	9.74%	10.56%	10.47%	11.31%	10.47%
Book value per share	$13.44	$12.43	$9.34	$10.17	$9.49	$13.44	$9.49
Cash dividend per share	0.07	0.07	0.07	0.07	0.07	0.28	0.28

ASSET QUALITY
Gross charge-offs	$621	$449	$392	$244	$1,007	$1,706	$3,238
Net charge-offs (recoveries)	456	287	271	(50)	803	964	2,303
Net charge-offs (recoveries) to average loans	0.63%	0.12%	0.26%	(0.01)%	0.85%	0.19%	0.61%
Allowance for loan losses	$6,685	$4,535	$4,122	$4,093	$3,893	$6,685	$3,893
Allowance for loan losses to total loans	0.96%	0.91%	0.95%	1.01%	1.01%	0.96%	1.01%
Nonperforming loans	$2,970	$1,978	$976	$2,073	$1,988	$2,970	$1,988
Other real estate and repossessed assets	843	586	1,672	333	273	843	273
Nonperforming assets to total assets	0.33%	0.31%	0.35%	0.37%	0.35%	0.33%	0.35%

END OF PERIOD BALANCES
Loans	$693,548	$498,632	$435,128	$406,840	$384,331	$693,548	$384,331
Total earning assets (before allowance)	999,194	754,385	676,414	589,071	568,878	999,194	568,878
Total assets	1,141,366	839,327	751,631	658,720	637,684	1,141,366	637,684
Deposits	880,075	688,899	567,440	536,749	501,136	880,075	501,136
Shareholders’ equity	104,812	78,653	37,570	40,845	37,987	104,812	37,987

AVERAGE BALANCES
Loans	$679,149	$476,826	$424,805	$391,820	$376,623	$493,490	$376,988
Total earning assets (before allowance)	980,258	736,516	645,214	578,730	568,074	735,847	544,778
Total assets	1,128,209	811,834	716,168	650,610	632,285	816,705	611,645
Deposits	890,913	664,560	561,454	517,475	505,431	639,850	486,441
Shareholders’ equity	105,320	59,999	37,960	39,373	36,970	60,663	37,112

TEXAS UNITED BANCSHARES

CONSOLIDATED REPORTS OF INCOME

(dollars in thousands)

	Three months ended December 31, 2004	Three months ended December 31, 2003	Year ended December 31, 2004	Year ended December 31, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans	$13,037	$7,289	$37,691	$30,295
Investment securities	2,685	1,748	8,616	6,315
Federal funds sold	16	21	30	91

Total interest income	15,738	9,058	46,337	36,701

INTEREST EXPENSE
Deposits	3,079	1,744	9,223	7,487
Federal funds purchased	75	13	194	128
Junior subordinated deferrable interest debentures	391	192	1,189	746
Borrowings	622	488	2,157	2,117

Total interest expense	4,167	2,437	12,763	10,478

Net interest income	11,571	6,621	33,574	26,223
Provision for loan losses	700	800	1,850	2,900

Net interest income after provision for loan losses	10,871	5,821	31,724	23,323

NON INTEREST INCOME
Service charges on deposit accounts	1,735	1,737	6,931	6,753
Mortgage servicing revenue	173	696	888	2,247
Net gain on sales of securities	—	3	114	1,244
Net gain on sale of loans from CHL, Inc.	1,946	—	7,452	—
Other non interest income	762	1,251	2,810	3,560

Total non interest income	4,616	3,687	18,195	13,804

NON INTEREST EXPENSE
Salaries and benefits	8,138	4,375	23,798	16,689
Occupancy	2,177	1,142	5,596	4,621
Other non interest expense	3,111	2,636	11,667	8,682

Total non interest expense	13,426	8,153	41,061	29,992

Income before provision for income tax expense	2,061	1,355	8,858	7,135
Provision for income tax expense	632	166	2,808	1,894

Net income	$1,429	$1,189	$6,050	$5,241

TEXAS UNITED BANCSHARES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Cash and due from banks	$36,752	$17,268
Federal funds sold	4,015	—

Total cash and cash equivalents	40,767	17,268

Securities available for sale, at fair value	301,631	184,547

Total loans, including loans held for sale	693,548	384,331
Allowance for loan losses	(6,685)	(3,893)

Total loans, net	686,863	380,438

Premises and equipment, net	39,730	25,802
Accrued interest receivable	5,214	2,984
Goodwill	40,117	9,073
Core deposit intangibles, net	5,341	393
Mortgage servicing rights, net	4,698	4,475
Other assets	17,005	12,704

Total assets	$1,141,366	$637,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$187,454	$96,337
Interest-bearing	692,621	404,799

Total deposits	880,075	501,136

Securities sold under agreement to repurchase	6,291	784
Federal funds purchased	15,125	6,891
Junior subordinated deferrable interest debentures	17,520	12,365
Borrowings	105,940	71,875
Other liabilities	11,603	6,646

Total liabilities	1,036,554	599,697

SHAREHOLDERS’ EQUITY
Common stock	7,802	4,008
Additional paid-in capital	75,935	16,911
Retained earnings	21,921	17,422
Accumulated other comprehensive income	(729)	(237)
Less treasury stock, at cost	(117)	(117)

Total shareholders’ equity	104,812	37,987

Total liabilities and shareholders’ equity	$1,141,366	$637,684